SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                Date of Report (Date of Earliest Event Reported):
                                October 30, 2002


                     HERITAGE FINANCIAL HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



      000-31825                                            63-1259533
(Commission File No.)                          (IRS Employer Identification No.)



                              211 Lee Street, N.E.
                             Decatur, Alabama 35601
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (256) 355-9500
               (Registrant's telephone number including area code)




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Item 5.  Other Events.


Regulatory Developments

     During the course of a targeted, limited scope review of the loan portfolio of the Company's wholly-owned subsidiary Heritage Bank, an Alabama state banking corporation (the "Bank"), and concurrent safety and soundness audit and information systems examination conducted jointly by the FDIC and the State of Alabama Banking Department, examiners identified certain assets of the Bank that such examiners believed should be classified. The Company and the Bank have been engaged in on-going discussions with the regulatory authorities concerning these issues and have taken, or are in the process of taking, actions to address these matters. The Bank is taking steps to charge off or establish additional loan loss reserves for specified assets and to adjust the Bank's levels of loan loss provisions.

Regulatory Background

     On July 24, 2002, the FDIC informed the Company and the Bank of its desire to immediately perform a targeted, limited scope review of the Bank's loan portfolio based upon certain information it recently received involving certain loans. Such review was commenced by the FDIC, jointly with the Alabama Banking Department, and during the course of such review, the FDIC and Alabama Banking Department determined to conduct the safety and soundness audit of the Bank which was scheduled to commence in October 2002.

     As previously reported in the Form 10-Q of the Company for the quarterly period ended June 30, 2002, in conjunction with the FDIC review, the Company and the Bank discovered that one of its non-executive employees had improperly advanced monies on certain loans. Such employee offered to resign, and the Bank accepted the resignation, based on violations of the Bank's loan policies. Also, as reported on the Form 10-Q of the Company for the quarterly period ended June 30, 2002, the Company increased its "Allowance for loan losses" on its consolidated balance sheet by $2,000,000 to account for potential loan losses due to a variety of events including an erosion of asset quality in certain loans in the Bank's portfolio.

Allowance for Loan Losses

     During the course of the safety and soundness examination, the FDIC and the Alabama Banking Department, along with management, conducted a review of a significant portion of the loan portfolio of the Bank and identified and classified additional assets and determined to take appropriate steps to charge off or establish additional loan loss reserves with respect to such assets. Accordingly, the Board of Directors has determined to increase the allowance for loan losses, net of charge offs and recoveries, on the Company's consolidated balance sheet by approximately $5,230,000. This amount is in addition to the $2,000,000 added to the "Allowance for loan losses" reported on the Company's Form 10-Q for the quarterly period ended June 30, 2002. After such increase, as of September 30, 2002 the allowance for loan losses on the Company's consolidated balance sheet totaled approximately $13,750,000.

     This increase in the allowance for loan losses, net of charge offs and recoveries, reduced the Tier 1 capital of the Bank to 6.39%. Accordingly, the Board of Directors and management of the Company and of the Bank, along with representatives of the FDIC and the Alabama Banking Department, have been engaged in continuing discussions regarding options available to the Bank to augment its capital ratios. These discussions led to efforts by the Company to obtain a loan, a portion of the proceeds of which immediately would be contributed to the capital of the Bank.

Loan Agreement

     On October 30, 2002, the Company entered into a Loan Agreement with First Tennessee Bank National Association, pursuant to which the Company is able to borrow up to $7.5 million (the "First Tennessee Loan"). As part of the First Tennessee Loan, the Company pledged the stock of the Bank as collateral for such loan. In addition, directors of the Company executed personal guaranty agreements as additional security for the First Tennessee Loan. Immediately following execution of the Loan Agreement, the Company drew down $5 million of the First Tennessee Loan and contributed said loan proceeds to the capital of the Bank. Following the $5 million contribution, the Bank's Tier 1 capital ratio increased to approximately 7.28% as of October 30, 2002.

     Going forward, the Company intends to take steps to attain and maintain a Tier 1 capital ratio at the Bank of 7.5% by December 31, 2002, and 8% by March 31, 2003. Although the Company cannot assure that it will be successful in achieving these capital ratios within these timeframes, management believes that the steps it is taking to access additional capital, implement management changes and enhance internal controls and procedures will enable the Company to achieve these objectives. The Board of Directors and management of the Company and the Bank are actively engaged in the preparation and implementation of strategic business plans for the Company and the Bank, to address, among other things, the immediate and anticipated future capital requirements of the Company and the Bank, taking into account the mix of loans in the Bank's loan portfolio, earnings, and alternative sources of capital.

Additional Efforts

     In addition to the First Tennessee Loan, the Board of Directors and management of the Company and of the Bank, in coordination with the FDIC and the Alabama Banking Department, continue to discuss additional actions to augment capital levels at the Bank and the Company. These actions include focusing on core earnings at the Bank; attempting to convert non-earning assets to earning status through aggressive collection and liquidation efforts; and controlling and contracting the balance sheet of the Bank. The Board of Directors has directed the management of the Company and of the Bank to take all necessary and appropriate actions to augment and improve the capital position and capital ratios of the Company and the Bank.

     As a result of the declining quality of the Bank's loan portfolio, related reductions in the capital levels of the Bank, and other operational factors, the Board of Directors and management is re-evaluating its lending strategy. The
Board of Directors and management are actively taking steps to improve the underwriting and credit administration practices of the Bank in order to improve overall asset quality. In addition, in October 2002, the Bank hired a new chief lending officer to oversee the administration of the Bank's loan portfolio with primary emphasis on improving overall credit quality of the portfolio. New policies with respect to loan originations have been formulated which management believes should enhance the quality of future loan production. Management intends to continue efforts to originate new loans consistent with improving overall credit quality, although significant emphasis is now being given to problem loan administration.

     Policies, Procedures, Systems and Controls. In light of the increased level of classified assets of the Bank and management's decision to increase its allowance for loan losses, the Company is taking steps to implement enhanced risk management and internal control procedures. These steps include increasing the Company's investment in its infrastructure to enhance its technology, its management information systems, its internal audit function and the formal documentation of its policies and procedures. In this regard, the Company is taking steps to expand its internal audit function and has engaged an outside consulting firm to assist the Company to ensure that the Company's policies, procedures, systems and controls are appropriate to its operations. Such review and enhancement of the policies, procedures, systems and controls of the Company and the Bank are being overseen by Larry R. Mathews, the new President and Chief Executive Officer of the Bank and Thomas E. Hemmings, the new Chief Financial Officer of the Company and the Bank.

Retention of President and Chief Executive Officer of the Bank

     On or about October 23, 2002, the Bank engaged Mr. Larry R. Mathews as President and Chief Executive Officer of the Bank. The decision of the Board of Directors of the Bank to employ Mr. Mathews as President was based on a number of factors, including Mr. Mathews' 17 years in senior executive positions at both regional holding company banks and community banks. During his career, Mr. Mathews has developed executive and management experience working with a number of banks facing issues similar to those currently facing the Bank. In addition, Mr. Mathews has developed a positive working relationship and reputation with various bank regulatory authorities, including the Alabama Department of Banking, the FDIC and the Federal Reserve Bank. The decision to retain Mr. Mathews, given his experience in the areas of management, credit quality and internal controls and procedures, is part of the Company's renewed focus on the loan portfolio of the Bank and the overall credit quality of the Bank, as well as the operating controls and procedures of the Bank. Mr. Mathews' initial primary responsibilities will be focusing on improving asset quality and loan administration, establishing and implementing internal controls and procedures and improving overall performance. The Board of Directors also believes that Mr. Mathews possesses the ability to mobilize and implement the necessary personnel to accomplish the strategic objectives identified by the Board and senior management. The Boards of Directors of the Company and the Bank, in conjunction with Mr. Mathews, are continuing to evaluate and assess the management and personnel needs and resources of the Bank in light of the significant emphasis being devoted to credit quality and loan administration.

Ongoing Analysis and Assessment

     The on-site safety and soundness examination by the FDIC and the Alabama Banking Department has been completed, however, the regulatory analysis and assessment by the FDIC and the Alabama Banking Department is still ongoing and final reports have not yet been issued. Further adjustments to loan loss reserves may be made based on additional recommendations or requirements from the FDIC and/or the Alabama Banking Department, as well as arising out of the continuation of management's review and assessment of the Bank's loan portfolio and the adequacy of the allowance for loan losses.


Earnings Outlook

     As a result of these regulatory developments, management expects to report a net loss for the third quarter ended September 30, 2002 of approximately $4.4 million, and a loss of approximately $4.6 million year to date. The net loss of $4.4 million for the third quarter is primarily attributable to the $9.4 million loan loss provision, $5.8 million net of tax, during the period. The financial performance of the Company may continue to be adversely affected by these factors as management continues to focus on credit quality, enhanced internal controls and the adequacy of the allowance for loan losses. As management continues its evaluation and review of the Bank's credit portfolio, additional credit losses may be identified.


Cautionary Factors

     This document and the attached press release may contain forward-looking statements which involve a number of risks and uncertainties. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information as a result of various factors including, but not limited to, changes in interest rates; significant changes in the economic scenario from the current anticipated scenario which could materially change anticipated credit quality trends and the ability to generate loans; significant delay in or inability to execute strategic initiatives designed to grow revenues and/or control expenses; an increase in credit losses (including increases due to a worsening of general economic conditions); regulatory developments that may affect the Company's business, including the results of and recommendations made in the final examination reports forthcoming from the FDIC and the Alabama Department of Banking; financial, legal regulatory, accounting or other changes that may affect investment in, or the overall performance of, a product or business, including changes in existing law and regulation affecting the banking industry and the financial services industry, in general; continued intense competition from numerous providers of products and services which compete with the Company's businesses; the ability of the Company to recruit experienced personnel to assist in the management and operations of the Company; and other factors listed from time to time in the Company's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2001 (Part I, Item 1, Business--Cautionary Notice Regarding Forward-Looking Statements).

     Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

Exhibits

          99.1 Press Release

          99.2 Loan Agreement dated October 30, 2002, by and between the Company and First Tennessee Bank National Association

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          HERITAGE FINANCIAL HOLDING CORPORATION

                                      By: /s/ Thomas E. Hemmings
                                         ---------------------------------------
                                         Thomas E. Hemmings
                                         Chief Financial Officer

Date:  November 5, 2002